Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS INCREASED LOAN LOSS PROVISIONING

Unfavorable Appraisals Lead to an Increase in Loan Loss Provisioning and Other Real Estate Expenses

EUGENE, Ore - December 12, 2011 - Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported a forthcoming fourth quarter 2011 increase in loan loss provisioning.

Pacific Continental currently projects a fourth quarter loan loss provision ranging from $6.0 to $7.0 million, an increase over the third quarter 2011 loan loss provision of $1.8 million. The increase in the provision primarily relates to recent appraisals received on loans that are currently on nonaccrual status. In addition, the Company expects to record other real estate valuation write downs ranging from $1.0 million to $1.3 million for the fourth quarter 2011, again based on recently received appraisals. The increase in the fourth quarter 2011 provision for loan losses, combined with the other real estate valuation write downs, is expected to result in a net loss for the quarter ranging from $0.02 to $0.07 per share. Although Pacific Continental expects to report a net loss for the fourth quarter 2011, the Company expects to report net income for the full year 2011.

The increase in the fourth quarter 2011 provision for loan losses primarily relates to a single loan originated in 2008 and secured by 156 acres of an industrial zoned bare land assemblage in the greater Seattle, Washington metropolitan area. Previous appraisals of the subject land indicated collateral value sufficient to support the corresponding loan balance; however, the recent appraisal noted a 36% decline in value when compared to the previous appraisal obtained in late 2010 and a 61% decline from the original 2007 appraisal. The Company will record a charge off of approximately $5.3 million on this loan. This loan has been reported as a classified asset since third quarter 2010 and was moved to non-accrual status during second quarter 2011.

The other real estate valuation write downs for the fourth quarter primarily relate to an undeveloped commercial property located in the Portland, Oregon metropolitan area. The valuation write down on this property is expected to be approximately $640 thousand.

“The overall credit quality and statistics related to our loan portfolio have improved significantly during 2011, however certain risks are still apparent, particularly as it relates to loans secured by undeveloped commercial and residential land,” said Hal Brown, CEO of Pacific Continental. “Our exposure to future losses such as this are somewhat limited by the fact we have only $21 million remaining in land development loans in our portfolio,” added Brown.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.3 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include statements about Pacific Continental’s expected loan loss provision and other real estate valuation write downs for the fourth quarter of 2011, and profitability for the fourth quarter of 2011 and full year 2011, and are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company’s banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.